Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing this statement on Schedule 13G. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 27th day of August, 2021.

WILLIAM HILL LIMITED

/s/ Simon Callander
Name:	Simon Callander
Title:	Executive Counsel – Rest of World On Sale

WILLIAM HILL ORGANIZATION LIMITED

/s/ Simon Callander
Name:	Simon Callander
Title:	Executive Counsel – Rest of World On Sale